Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-266137) pertaining to the Employee and Consultant Share Option Plan and the Incentive Plan of ioneer Ltd of our report dated October 22, 2024, with respect to the consolidated financial statements of ioneer Ltd included in this Annual Report (Form 20-F) for the year ended June 30, 2024.

/s/ Ernst & Young
Sydney, Australia
October 22, 2024